Exhibit 99.2

          Eastman Kodak Company Financial Discussion Document
                           Second Quarter 2004 Results

    The Remote Sensing Systems (RSS) business, which had been included in the Commercial Imaging segment, is in the process of being sold to ITT Industries. It is accounted for in the current quarter as discontinued operations. The discussion that follows relates to the continuing operations portion of the business.
    The presentation of the revised financial results reflecting the Company's new segment reporting structure and RSS as a discontinued operation for each of the four quarters and the year ended December 31, 2003, can be found as a financial attachment at the end of this document.

    Second Quarter

    Consolidated Revenues:

    Net worldwide sales were $3.469 billion for the second quarter of 2004 as compared with $3.259 billion for the second quarter of 2003, representing an increase of $210 million or 6% as reported, or an increase of 4% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: increases in volume contributed approximately 3.5 percentage points to second quarter sales driven primarily by the consumer digital capture SPG, the Picture Maker kiosks/media portion of the consumer output SPG, and the entertainment films SPG.

    -- Price/Mix: declines in price/mix reduced second quarter sales by approximately 4.0 percentage points, primarily driven by the consumer digital capture SPG and the film capture SPG.

    -- Exchange: favorable exchange of approximately 2.5 percentage points partially offset the negative impacts of price/mix.

    -- Acquisitions: PracticeWorks, Kodak Versamark, Laser Pacific, and NexPress Solutions (and related entities) acquisitions contributed $143 million or approximately 4.0 percentage points to second quarter sales.

    Net sales in the U.S. were $1.429 billion for the second quarter of 2004 as compared with $1.377 billion for the prior year quarter, representing an increase of $52 million, or 4%. Net sales outside the U.S. were $2.040 billion for the current quarter as compared with $1.882 billion for the second quarter of 2003, representing an increase of $158 million, or 8% as reported, or an increase of 4% excluding the favorable impact of exchange.
    Kodak's digital product sales were $1.242 billion for the current quarter as compared with $838 million for the second quarter of 2003, representing an increase of $404 million, or 48%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and digital acquisitions. Net sales of the Company's traditional products were $2.227 billion for the current quarter as compared with $2.421 billion for the second quarter of 2003, representing a decrease of $194 million, or 8%, primarily driven by declines in the film capture SPG and the wholesale photofinishing portion of the consumer output SPG.

    Non-U.S. Revenues:

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $1.093 billion for the second quarter of 2004 as compared with $1.045 billion for the prior year quarter, representing an increase of $48 million, or 5% as reported, unchanged excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $636 million for the current quarter as compared with $537 million for the prior year quarter, representing an increase of $99 million, or 18% as reported, or an increase of 12% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $311 million in the current quarter as compared with $300 million for the second quarter of 2003, representing an increase of $11 million, or 4% as reported, or an increase of 3% excluding the favorable impact of exchange.

    Emerging Markets:

    The Company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $730 million for the second quarter of 2004 as compared with $602 million for the prior year quarter, representing an increase of $128 million, or 21% as reported, or an increase of 20% excluding the favorable impact of exchange.
    The emerging market portfolio accounted for approximately 21% of Kodak's worldwide sales and 36% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for all major emerging markets including China +82%, Russia +16%, India +13%, Brazil +6%, and Mexico +3%.
    Strong sales increases in China were recorded versus a weak second quarter of 2003, when SARS significantly impacted operations in that country. India experienced strong business performance for most of Kodak's operations in that area. The increase in sales in Russia is the result of the Company's efforts to expand the distribution channels for Kodak products and services.

    Gross Profit:

    GAAP:

    Gross profit was $1.115 billion for the second quarter of 2004 as compared with $1.096 billion for the second quarter of 2003, representing an increase of $19 million, or 2%. Gross profit includes charges relating to accelerated depreciation and inventory write-downs of $34 million in the current quarter and $10 million in the prior year's quarter relating to focused cost reduction actions. During the second quarter of 2004, the Company's gross profit was favorably impacted by a LIFO liquidation of approximately $28 million versus $8 million in the second quarter of 2003.
    The gross profit margin was 32.1% in the current quarter as compared with 33.6% in the prior year quarter. The 1.5 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5.0 percentage points. Negative price/mix was driven primarily by the consumer digital capture SPG and the film capture SPG.

    -- Manufacturing Cost: manufacturing cost reductions favorably impacted gross profit margins by approximately 3.0 percentage points.

    --  Exchange: remained unchanged.

    -- Acquisitions: favorably impacted gross profit margins by approximately 0.5 percentage point.

    Operational:

    Excluding charges relating to accelerated depreciation and inventory write-downs, gross profit on an operational basis was $1.149 billion for the second quarter of 2004 as compared with $1.106 billion for the second quarter of 2003, representing an increase of $43 million, or 4%. During the second quarter of 2004, the Company's gross profit was favorably impacted by a LIFO liquidation of approximately $28 million versus $8 million in the second quarter of 2003.
    The gross profit margin was 33.1% in the current quarter as compared with 33.9% in the prior year quarter. The 0.8 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5.0 percentage points primarily attributable to the consumer digital capture SPG and the film capture SPG.

    -- Manufacturing Cost: manufacturing cost reductions favorably impacted gross profit margins by approximately 4.0 percentage points.

    --  Exchange: remained unchanged.

    -- Acquisitions: acquisitions favorably impacted gross profit margins by approximately 0.5 percentage point.

    Selling, General and Administrative Expenses:

    GAAP:

    Selling, general and administrative expenses (SG&A) were $613 million for the second quarter of 2004 as compared with $707 million for the prior year quarter, representing a decrease of $94 million, or 13%. The prior year quarter included charges of $14 million relating to a patent infringement claim, $14 million associated with the settlement of outstanding issues relating to a prior year acquisition, and $9 million associated with the write-down of the Burrell Companies' net assets held for sale. SG&A decreased as a percentage of sales from 21.7% for the second quarter of 2003 to 17.7% for the current quarter. Unfavorable exchange of $13 million and acquisition related SG&A of $54 million were more than offset by the savings impacts from the Company's ongoing cost reduction actions.

    Operational:

    SG&A expenses on an operational basis were $613 million for the second quarter of 2004 as compared with $670 million for the prior year quarter, representing a decrease of $57 million, or 9%.
    The decrease in SG&A is attributable to the savings impacts from the Company's ongoing cost reduction actions, including a $39 million reduction in advertising expense, which more than offset acquisition related SG&A of $54 million and unfavorable exchange of $13 million. As a percentage of sales, SG&A decreased from 20.6% for the second quarter of 2003 to 17.7% for the current quarter.

    Research and Development Costs:

    Research and development costs (R&D) were $212 million for the second quarter of 2004 as compared with $178 million for the second quarter of 2003, representing an increase of $34 million, or 19%. R&D as a percentage of sales increased from 5.5% in the second quarter of 2003 to 6.1% in the current quarter. The increase in R&D is primarily attributable to acquisition related R&D and increased investments for digital growth initiatives. Going forward, the Company expects to incur R&D expenses at approximately 6% of sales.

    Restructuring Costs and Other

    Cost Reduction Plans:

    As announced in January 2004, the company is developing and executing a new cost reduction program throughout the 2004 to 2006 timeframe, consistent with the implementation of Kodak's new business model. The objective of these actions is to achieve a business model appropriate for Kodak's traditional businesses, sharpen the Company's competitiveness in digital markets, and create a more variable cost structure overall.
    In January, the company announced employment reductions in a range of 12,000 to 15,000 worldwide through 2006, as well as expected total charges of $1.3 billion to $1.7 billion over the three-year period, with cost savings in the range of $800 million to $1 billion for full year 2007. The company also said in January that Kodak's worldwide facility square footage overall will be reduced by approximately one third. The employment reductions are expected to occur primarily in global manufacturing, selected traditional businesses and corporate administration.
    Under this program, Kodak implemented cost reduction actions in the second quarter resulting in pre-tax charges totaling $164 million or $.37 per share. The components of restructuring in the second quarter include $98 million for employee severance relating to the elimination of approximately 2,700 positions and $44 million associated with exit costs and asset impairments, partially offset by reserve reversals of $10 million. In addition, the Company recorded accelerated depreciation and inventory write-offs of $32 million during the quarter.
    Earlier this year, the Company stated that the cost reduction actions under this new program would result in charges of $250 million to $400 million relating to the elimination of 2,500 to 3,500 positions worldwide. The Company is now accelerating the pace of this cost reduction program relative to the initial estimates, which will result in total charges for the full-year 2004 of $315 million to $375 million relating to the elimination of 3,500 to 4,000 positions worldwide. Given the second quarter charges of $164 million, the Company expects the remaining charges for 2004 under this new program to be $150 million to $210 million relating to the elimination of an additional 800 to 1,300 positions.

    Other Asset Impairments:

    During the second quarter, the Company recorded inventory writedowns and fixed asset writeoffs of $5 million, or $.01 per share, relating to its historical ownership interest in the NexPress related entities acquired.

    Earnings From Operations:

    GAAP:

    Earnings from operations (EFO) for the second quarter of 2004 were $155 million as compared with earnings from operations of $167 million for the second quarter of 2003, representing a decrease of $12 million, or 7%. This decrease is attributable to the reasons indicated above.

    Operational:

    EFO on an operational basis for the second quarter of 2004 were $324 million as compared with $258 million for the second quarter of 2003, representing an increase of $66 million, or 26%. The increase in earnings from operations is attributable to the reasons indicated above.

    Below EFO:

    Interest expense for the second quarter of 2004 was $43 million as compared with $34 million for the prior year quarter, representing an increase of $9 million, or 26%. Higher interest expense is a result of higher year over year interest rates and average debt balances.
    The "other income (charges)" component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other income for the current quarter was $7 million as compared with other charges of $9 million for the second quarter of 2003. The improvement is primarily attributable to the movement of NexPress investments from other income (charges) to the Graphic Communications segment as a result of the Company's purchase of Heidelberg's 50% interest in the NexPress joint venture, which closed on May 1, 2004.

    Corporate Tax Rate:

    GAAP:

    The Company's estimated annual effective tax rate from continuing operations decreased from 22.5% for the prior year second quarter to 15.5% for the second quarter of 2004. This decrease is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable.
    During the second quarter of 2004, the Company recorded a tax benefit of $24 million on $119 million of pre-tax income. The tax benefit of $24 million for the quarter differs from the tax provision of $18 million that results from applying the estimated annual effective tax rate from continuing operations due to discrete period tax benefits of $69 million. These discrete period tax benefits resulted from the following:

    -- Tax benefits of $58 million associated with the net focused cost reduction charges of $164 million

    -- Tax benefit of $9 million resulting from an IRS settlement in connection with the Company's filing position relating to the income tax reporting of a patent infringement litigation settlement

    -- Tax benefits of $2 million associated with inventory writedowns and fixed asset writeoffs of $5 million relating to Kodak's historical ownership in the NexPress joint venture in connection with the completion of the acquisition of the NexPress-related entities from Heidelberger Druckmaschinen

    These focused cost reduction and NexPress-related charges were incurred in jurisdictions that have tax rates that are greater than the estimated annual effective tax rate.

    Operational:

    The decrease in the estimated annual effective tax rate from continuing operations from 22.5% for the prior year second quarter to 15.5% for the second quarter of 2004 is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable.
    The actual tax provision from continuing operations on an operational basis was $35 million on $288 million of pre-tax income in the second quarter of 2004. The tax provision of $35 million differs from the tax provision of $44 million that results from applying the Company's estimated annual effective tax rate from continuing operations due to the recording of the tax benefit of $9 million resulting from a IRS settlement in connection with the Company's filing position relating to the income tax reporting of a patent infringement litigation settlement.

    Earnings from Continuing Operations:

    GAAP:

    Earnings from continuing operations for the second quarter of 2004 were $143 million, or $.50 per diluted share, as compared with earnings from continuing operations for the second quarter of 2003 of $106 million, or $.37 per diluted share, representing an increase of $37 million, or 35% year over year. This increase in earnings from continuing operations is attributable to the reasons described above.

    Operational:

    Earnings from continuing operations on an operational basis for the second quarter of 2004 were $253 million, or $.88 per diluted share, as compared with earnings from continuing operations on an operational basis for the second quarter of 2003 of $166 million, or $.58 per diluted share, representing an increase of $87 million, or 52%. Second quarter operational earnings from continuing operations for 2004 exclude the following after-tax items:

    -- A charge of $109 million ($169 million pre-tax), or $.38 per share, resulting from previously announced cost reduction initiatives and the NexPress inventory writedowns and fixed asset writeoffs.
    $135 million is recorded in "Restructuring Costs and Other" and $34 million of accelerated depreciation and asset impairments are recorded in "Cost of Goods Sold" (COGS).

    Second quarter operational earnings include a $.07 per share net operational benefit from the following items:

    -- A credit of $12 million ($14 million pre-tax), or $.04 per share relating to the adoption of the Medicare Prescription Drug Act.

        The Company anticipates that it will continue to receive this quarterly benefit at this approximate level for an extended period of years.

    -- A tax benefit of $9 million, or $.03 per share resulting from an IRS settlement in connection with the Company's filing position relating to the income tax reporting of a patent infringement litigation settlement.

    Earnings from Discontinued Operations:

    Earnings from discontinued operations for the second quarter of 2004 were $.04 per diluted share primarily relating to the pending sale of Kodak's Remote Sensing Systems Business. The Company had earnings of $.02 per share from discontinued operations in the second quarter of 2003.

-0-
*T
     Year-over-Year Comparison of Reported and Operational Earnings
                        (Amounts in millions of dollars)
----------------------------------------------------------------------
             2Q 04 as Excluded 2Q 04 2Q 03 as Excluded 2Q 03 Reported Items Operational Reported Items Operational
            ----------------------------------------------------------
Sales         $3,469              $3,469   $3,259              $3,259
COGS           2,354  (34) a       2,320    2,163  (10) d       2,153
            ---------        ---------------------        ------------
Gross Profit   1,115   34          1,149    1,096   10          1,106
SG&A             613                 613      707  (37) e         670
R&D              212                 212      178                 178
Restructuring
 costs and
 other           135  (135) b          -       44   (44) f          -
            ---------        ---------------------        ------------
Earnings From
 Operations      155   169           324      167    91           258
Interest
 Expense          43                  43       34                  34
Other
 Inc./(Charges)    7                   7       (9)                 (9)
            ---------        ---------------------        ------------
Below EFO        (36)                (36)     (43)                (43)
 Earnings
  Before Taxes   119   169           288      124    91           215

(Benefit) Provision for
 Taxes           (24)   59 c          35       18    31 g          49
            ---------        ---------------------        ------------
Earnings -
 Cont. Ops.      143   110           253      106    60           166

Earnings from
 Disc. Ops.       11   (11)            -        6    (6)            -
Net Earnings    $154   $99          $253     $112   $54          $166
Diluted EPS -
 Cont. Ops.    $0.50 $0.38         $0.88    $0.37 $0.21          $.58
Total Diluted
 EPS           $0.54                        $0.39
----------------------------------------------------------------------
*T

    Items excluded from Earnings on an operational basis:

a - Charges for (1) accelerated depreciation and inventory writedowns in connection with the focused cost reduction actions of $30 million and $2 million, respectively, and (2) inventory writedowns of $2 million relating to Kodak's historical ownership interest in the NexPress joint venture in connection with the acquisition of the NexPress-related entities.

b - Charges for (1) focused cost reduction actions of $132 million and (2) the writeoff of fixed assets of $3 million relating to Kodak's historical ownership interest in the NexPress joint venture that will be disposed of in connection with the acquisition of the NexPress-related entities.

c - Tax impacts associated with the above-mentioned excluded items.

d - Charges for accelerated depreciation of $7 million and inventory writedowns of $3 million in connection with the focused cost reduction actions.

e - Charges for the Burrell Companies' net assets held for sale impairment of $9 million, patent infringement claim settlement of $14 million, and prior year acquisition settlement of $14 million.

f - Charges for focused cost reduction actions of $44 million.

g - Tax impacts associated with the above-mentioned excluded items.

-0-
*T

As Percent of Sales:
                             2Q 04 as    2Q 04    2Q 03 as    2Q 03
                             Reported Operational Reported Operational
                            ------------------------------------------

Gross Profit                  32.1%       33.1%    33.6%       33.9%
SG&A                          17.7%       17.7%    21.7%       20.6%
SG&A w/o Advertising
                              13.8%       13.8%    16.4%       15.3%
R&D                            6.1%        6.1%     5.5%        5.5%
EFO                            4.5%        9.3%     5.1%        7.9%
Net Earnings                   4.4%        7.3%     3.4%        5.1%
----------------------------------------------------------------------
*T

    Segment Results:

    Digital and Film Imaging Systems

    Revenues:

    Net worldwide sales for the Digital and Film Imaging Systems segment were $2.396 billion for the second quarter of 2004 as compared with $2.341 billion for the second quarter of 2003, representing an increase of $55 million, or 2% as reported, or unchanged excluding the favorable impact of exchange. The increase in net sales was composed of:

    --  Volume: higher volumes increased second quarter sales by approximately
        4.5 percentage points. Volume increases for the consumer digital capture SPG, the Picture Maker kiosks portion of the consumer output SPG and the entertainment films SPG were partially offset by volume declines for wholesale photofinishing services and traditional film products.

    -- Price/Mix: declines attributable to price/mix reduced second quarter sales by approximately 5.0 percentage points driven by the consumer digital capture SPG and the traditional film capture SPG.

    -- Exchange: favorable exchange of approximately 2.5 percentage points partially offset the negative impacts of price/mix.

    Digital and Film Imaging segment net sales in the U.S. were $971 million for the current quarter as compared with $972 million for the second quarter of 2003, representing a decrease of $1 million. Digital and Film Imaging segment net sales outside the U.S. were $1.425 billion for the second quarter of 2004 as compared with $1.369 billion for the prior year quarter, representing an increase of $56 million, or 4% as reported, or no change excluding the favorable impact of exchange.
    Digital and Film Imaging Systems segment digital product sales were $592 million for the current quarter as compared with $360 million for the second quarter of 2003, representing an increase of $232 million, or 64%, primarily driven by the consumer digital capture SPG and the kiosks/media portion of the consumer output SPG. Segment traditional product sales were $1.804 billion for the current quarter as compared with $1.981 billion for the second quarter of 2003, representing a decrease of $177 million or 9%, primarily driven by declines in film capture and consumer output.

    Digital Strategic Product Group Revenues

    Net worldwide sales of consumer digital capture products which includes consumer digital cameras, accessories, memory products and royalties increased 91% in the second quarter of 2004 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange, partially offset by negative price/mix. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system and the success of new digital camera product introductions during the quarter.
    Year to date through May, Kodak gained worldwide digital camera unit market share versus the prior year. While complete data for second quarter market share is not yet available, all indications are that Kodak gained digital camera market share in the U.S. year over year for the full quarter. In May, Kodak was ranked in the top 3 unit share position in several key countries outside the U.S. For the full year, the Company expects to be profitable for the consumer digital capture SPG.
    Net worldwide sales of Picture Maker kiosks/media increased 93% in the second quarter of 2004 as compared with the second quarter of 2003, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong market acceptance of Kodak's new generation of kiosks and an increase in consumer demand for digital printing at retail.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 59% in the current quarter as compared with the second quarter of 2003 driven by sales of printer docks and associated thermal media. Kodak's Printer Dock product maintained its number one U.S. market share position on a unit basis in the 4x6 photo printer category through May. During the quarter, inkjet paper sales declined year over year due to a combination of slowing industry growth and lower market share. Despite share losses, Kodak was able to maintain its top two-market share position in the U.S. during the quarter.

    Traditional Strategic Product Group Revenues

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 15% in the second quarter of 2004 as compared with the second quarter of 2003, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 15% in the second quarter of 2004 as compared with the prior year quarter and remained unchanged quarter sequentially. Kodak's sell-in consumer film volumes declined 20% as compared with the prior year quarter, reflecting a decrease in U.S. retailer inventories.
    In January 2004, the Company predicted that full year U.S. consumer film industry volumes would decline 10% to 12%, with worldwide film industry volumes declining at a rate of 7% to 9%. The most current market data trends indicate that for full year 2004, the U.S. film industry will contract in the 18% to 20% range with worldwide volumes declining 10% to 12%.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, increased 7% in the second quarter of 2004 as compared with the second quarter of 2003, primarily reflecting higher volumes of retail photofinishing equipment and favorable exchange partially offset by negative price/mix.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 29% in the second quarter of 2004 as compared with the second quarter of 2003, primarily reflecting lower volumes and negative price/mix partially offset by favorable exchange.
    Net worldwide sales for the entertainment films SPG, including origination and print films for the entertainment industry increased 11%, primarily reflecting volume increases and favorable exchange partially offset by negative price/mix. Color print films benefited from robust market demand complemented by international motion picture releases.

    Gross profit:

    Gross profit for the Digital and Film Imaging Systems segment was $744 million for the second quarter of 2004 as compared with $756 million for the prior year quarter, representing a decrease of $12 million or 2%. The gross profit margin was 31.1% in the current year quarter as compared with 32.3% in the prior year quarter. The 1.2 percentage point decline was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 6.0 percentage points driven by the consumer digital capture SPG and the film capture SPG.

    -- Manufacturing Cost: positive manufacturing cost initiatives improved gross profit margins by approximately 5.0 percentage points.

    --  Exchange: remained unchanged.

    SG&A:

    In the second quarter, SG&A expenses for the Digital and Film Imaging Systems segment decreased $110 million or 21%, from $526 million in the second quarter of 2003 to $416 million in the current quarter, and decreased as a percentage of sales from 22.5% to 17.4%. Ongoing cost reduction actions more than offset a negative $10 million impact from exchange and acquisition related SG&A of $2 million.

    R&D:

    Second quarter R&D costs for the Digital and Film Imaging Systems segment decreased $15 million, or 13%, from $113 million in the second quarter of 2003 to $98 million in the current quarter and decreased as a percentage of sales from 4.8% to 4.1%. The decrease in R&D year over year was primarily attributable to cost reduction actions related to traditional products and services partially offset by an increase in spending for digital products.

    EFO:

    Earnings from operations for the Digital and Film Imaging Systems segment increased $112 million, from $118 million in the second quarter of 2003 to $230 million in the second quarter of 2004, primarily as a result of the factors described above.

    Health Imaging

    Revenues:

    Net worldwide sales for the Health Imaging segment were $672 million for the second quarter of 2004 as compared with $607 million for the prior year quarter, representing an increase of $65 million, or 11% as reported, or an increase of 3% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Volume: Increases in volume contributed approximately 3.0 percentage points to second quarter sales, driven primarily by volume increases in the digital capture SPG, the digital equipment portion of the digital output SPG and the equipment services SPG.

    -- Price/Mix: Decreases in price/mix reduced second quarter sales by approximately 3.0 percentage points, primarily driven by the traditional medical film portion of the film capture and output SPG, the digital capture SPG, and the digital media portion of the digital output SPG.

    -- Exchange: Favorable exchange impacted sales by approximately 3.0 percentage points.

    -- Acquisition: The PracticeWorks acquisition contributed $49 million or approximately 8.0 percentage points to second quarter sales.

    Net sales in the U.S. were $277 million for the current quarter as compared with $266 million for the second quarter of 2003, representing an increase of $11 million, or 4%. Net sales outside the U.S. were $395 million for the second quarter of 2004 as compared with $341 million for the prior year quarter, representing an increase of $54 million, or 16% as reported, or 11% excluding the favorable impact of exchange.
    Health Imaging segment digital product sales were $427 million for the current quarter as compared with $350 million for the second quarter of 2003, representing an increase of $77 million, or 22%, primarily driven by the PracticeWorks acquisition and the digital capture SPG. Segment traditional product sales were $245 million for the current quarter as compared with $257 million for the second quarter of 2003, representing a decrease of $12 million or 5%. The primary driver was a decrease in sales of the traditional film portion of the film capture and output SPG.

    Digital Strategic Product Group Revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services, dental practice management software and Picture Archiving and Communications Systems ("PACS"), increased 22% in the second quarter of 2004 as compared with the prior year quarter, primarily reflecting volume increases and favorable exchange partially offset by negative price/mix. The increase in digital product sales was primarily attributable to the PracticeWorks acquisition and higher volumes of digital capture equipment and services.

    Traditional Strategic Product Group Revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, decreased 5% in the second quarter of 2004 as compared with the second quarter of 2003 driven primarily by lower volumes and prices for traditional film partially offset by favorable exchange.

    Gross profit:

    Gross profit for the Health Imaging segment was $296 million for the second quarter of 2004 as compared with $263 million in the prior year quarter, representing an increase of $33 million, or 13%. The gross profit margin was 44.0% in the current quarter as compared with 43.3% in the second quarter of 2003. The increase in the gross profit margin of 0.7 percentage point was principally attributable to:

    -- Manufacturing Cost: manufacturing cost improvements increased gross profit margins by approximately 1.0 percentage point.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by approximately 2.0 percentage points driven by the traditional medical film portion of the film capture and output SPG and the digital media portion of the digital output SPG.

    -- Exchange: favorable exchange added approximately 0.5 percentage points to the gross profit rate.

    -- Acquisition: the PracticeWorks acquisition increased gross profit by approximately 1.5 percentage points.

    SG&A:

    In the second quarter, SG&A expenses for the Health Imaging segment increased $26 million, or 28%, from $94 million in the second quarter of 2003 to $120 million for the current quarter, and increased as a percentage of sales from 15.5% to 17.9%. The increase in SG&A expenses is primarily attributable to $23 million associated with the PracticeWorks acquisition, and unfavorable exchange of $2 million.

    R&D:

    Second quarter R&D costs increased $11 million from $38 million in the second quarter of 2003 to $49 million in the current quarter, and increased as a percentage of sales from 6.3% to 7.3%. The increase in R&D expenses is primarily attributable to increased spending to drive growth in selected areas of the product portfolio and $2 million associated with the PracticeWorks acquisition.

    Earnings from Operations:

    Earnings from operations for the Health Imaging segment decreased $3 million, or 2%, from $131 million for the prior year quarter to $128 million for the second quarter of 2004 while the operating earnings margin rate decreased
2.6 percentage points to 19.0% from 21.6% for the prior year quarter. The decrease in earnings from operations is attributable to the reasons indicated above. Operating earnings are expected to return to the low end of the expected mid to upper teen range for the remainder of the year as a result of product mix and increasing expenditures in SG&A and R&D related to investments in strategic digital growth initiatives.

    Commercial Imaging

    On February 9, 2004 Kodak announced its intention to sell the Remote Sensing Systems operation to ITT Industries for $725 million in cash. This transaction is expected to close during the third quarter. The Remote Sensing Systems business is part of Kodak's Commercial and Government Systems operation. During the second quarter, the Commercial Imaging segment excludes the financial performance of Kodak's Remote Sensing Systems business, which is accounted for in "discontinued operations" as the Company awaits the closing of the sale.

    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $193 million for the second quarter of 2004 as compared with $199 million for the prior year quarter, representing a decrease of $6 million, or 3% as reported, or a decrease of 7% excluding the favorable impact of exchange. The decrease in net sales was primarily comprised of:

    -- Volume: volumes decreased second quarter sales by approximately 8.0 percentage point primarily driven by declines in the micrographics equipment and media SPG as well as the aerial and industrial materials SPG that benefited from a strong second quarter in 2003.

    -- Price/Mix: positive price/mix increased second quarter sales by approximately 1.0 percentage point.

    -- Exchange: favorable exchange contributed approximately 4.0 percentage points to second quarter sales.

    Net sales in the U.S. were $79 million for the current year quarter as compared with $92 million for the prior year quarter, representing a decrease of $13 million, or 14%. Net sales outside the U.S. were $114 million in the second quarter of 2004 as compared with $107 million for the prior year quarter, representing an increase of $7 million or 7% as reported, or no change excluding the favorable impact of exchange.
    Commercial Imaging segment traditional product sales were $101 million for the current quarter as compared with $109 million for the second quarter of 2003, representing a decrease of $8 million, or 7%. The primary driver was a decline in sales of micrographics products and aerial and industrial materials. Segment digital product sales were $92 million for the current quarter as compared with $90 million for the second quarter of 2003, representing an increase of $2 million, or 2%, primarily driven by the Imaging Services SPG.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $67 million for the second quarter of 2004 as compared with $72 million in the prior year quarter, representing a decrease of $5 million, or 7%. The gross profit margin was 34.7% in the current quarter as compared with 36.2% in the prior year quarter. The decrease in the gross profit margin of 1.5 percentage points was primarily attributable to:

    -- Price/Mix: declines due to price/mix reduced gross profit margins by approximately 4.0 percentage points.

    -- Manufacturing Cost: manufacturing cost improvements favorably impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorable exchange impacted gross profit margins by approximately .5 percentage point.

    SG&A:

    SG&A expenses for the Commercial Imaging segment decreased $2 million from $34 million in the second quarter of 2003 to $32 million in the current quarter, and decreased as a percentage of sales from 17.1% to 16.6%.

    R&D:

    Second quarter R&D costs for the Commercial Imaging segment decreased $4 million, from $7 million in the second quarter of 2003 to $3 million for the current quarter, and decreased as a percentage of sales from 3.5% to 1.6% in the current quarter.

    EFO:

    Earnings from operations for the Commercial Imaging segment increased $1 million, or 3%, from $31 million for the prior year quarter to $32 million for the second quarter of 2004 while the operating earnings margin rate increased
1.0 percentage points to 16.6% from 15.6% for the prior year quarter.

    Graphic Communications

    On May 1, 2004, Kodak closed on the NexPress Solutions deal acquiring:

    -- Heidelberg's 50% interest in NexPress Solutions LLC (Kodak and Heidelberg formed the Nexpress 50/50 JV in 1997 to develop high quality, on-demand, digital color printing systems)

    -- 100% of the stock of Heidelberg Digital LLC (Hdi) - manufacturer of digital black & white printing systems

    -- 100% of the stock of Nexpress GMBH - a R&D center located in Kiel, Germany

    -- Certain sales and service people, inventory and related assets and liabilities of Heidelberg's sales and service units located throughout the world.

    Kodak paid $1 cash at closing. A unit sales based earn-out formula could result in a maximum payout of $150 million during the next two calendar years ending December 31, 2005. Total operational dilution of $.30 to $.35 per share is expected for full year 2004, with the acquisition becoming accretive in 2007. During the two months of the second quarter since closing, NexPress contributed $41 million in sales to the Graphic Communications segment.
    On January 5, 2004, Kodak announced the completion of its acquisition of Scitex Digital Printing, the world leader in high-speed, variable data inkjet printing systems. Kodak acquired the business for $239 million in net cash. This acquisition is expected to contribute approximately $200 million to Graphic Communications segment sales in 2004, and will be slightly dilutive through the end of the year. Scitex Digital Printing now operates under the name Kodak Versamark, Inc. During the second quarter, Kodak Versamark contributed $46 million in sales to the Graphic Communications segment.

    Revenues:

    Net worldwide sales for the Graphic Communications segment were $177 million for the second quarter of 2004 as compared with $89 million for the prior year quarter, representing an increase of $88 million, or 99% as reported, or 97% excluding the favorable impact of exchange. The increase in net sales was due to the Kodak Versamark and NexPress acquisitions.
    Net sales in the U.S. were $83 million for the current year quarter as compared with $37 million for the prior year quarter, representing an increase of $46 million, or 124%. Net sales outside the U.S. were $94 million in the second quarter of 2004 as compared with $52 million for the prior year quarter, representing an increase of $42 million or 81% as reported, or an increase of 76% excluding the favorable impact of exchange.
    The Graphic Communications segment traditional product sales are limited to the sales of Kodak traditional graphics products to the KPG joint venture. Segment digital product sales are comprised of Kodak Versamark, the world leader in continuous inkjet technology, NexPress Solutions, a leader in digital color and black and white printing solutions and Encad, a maker of large format inkjet printers.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, declined 3% in the current quarter as compared with the second quarter of 2003, primarily reflecting stable volumes offset by negative price/mix for graphic arts products. Digital technology substitution continues to negatively affect the traditional product portfolio that is sold to KPG.
    KPG's earnings performance continued to improve on the strength of its leading position in digital printing plates and digital proofing, coupled with favorable operating expense management and foreign exchange. KPG contributed positively to Kodak's "Other income and charges" during the second quarter of 2004 both in absolute terms and in quarterly year over year comparisons.
    NexPress Solutions accepted orders for more than 100 digital color and monochrome printing systems at the recent drupa 2004 trade exhibition in Germany. The NexPress installed base of digital production color presses continues to experience good customer acceptance. Activity levels for production volumes and product related sales and service are steadily increasing and acquisition integration plans remain on target.
    Kodak Versamark experienced strong sales performance during the second quarter driven by their success in increasing equipment penetration of the transactional printing business in conjunction with a growing annuities business. Kodak Versamark's successes at the drupa 2004 trade exhibition in Germany included:

    -- Receipt of a multi-million dollar order for more than a dozen Kodak Versamark VX-Series Printing Systems from ISETO Corporation, one of its largest Japanese distributors

    -- The Kodak Versamark VX5000e was hailed as one of the major show innovations

    Encad began shipping its new Novajet 1000i large format printer during the second quarter. This has resulted in strong order demand.

    Gross profit:

    Gross profit for the Graphic Communications segment was $33 million for the second quarter of 2004 as compared with $13 million in the prior year quarter, representing an increase of $20 million, or 154%. The gross profit margin was 18.6% in the current quarter as compared with 14.6% in the prior year quarter. The increase in the gross profit margin of 4.0 percentage points was primarily attributable to:

    -- Price/Mix: negative price/mix decreased gross profit margins by approximately 1.5 percentage point.

    -- Manufacturing Cost: manufacturing cost negatively impacted gross profit margins by approximately 9.0 percentage points.

    -- Exchange: favorable exchange impacted gross profit margins by approximately .5 percentage point.

    -- Acquisition: Kodak Versamark and the Nexpress acquisitions favorably impacted gross profit margins by 14 percentage points.

    SG&A:

    SG&A expenses for the Graphic Communications segment increased $32 million, from $7 million in the second quarter of 2003 to $39 million for the current quarter, and increased as a percentage of sales from 7.9% to 22.0%. The increase in SG&A is primarily attributable to the Kodak Versamark and the NexPress acquisitions, which recorded $29 million of SG&A expenses in the current quarter.

    R&D:

    Second quarter R&D costs increased $20 million, from $7 million in the second quarter of 2003 to $27 million in the current quarter and increased as a percentage of sales from 7.9% for the second quarter of 2003 to 15.3% for the current quarter. R&D expenses increased in the second quarter primarily due to the acquisitions of Kodak Versamark and NexPress Solutions, which had $22 million of R&D expenses in the current quarter.

    EFO:

    Losses from operations for the Graphic Communications segment were $33 million in the current quarter and $1 million for the prior year quarter driven primarily as a result of the factors described above.

    All Other

    Revenues:

    Net worldwide sales for All Other were $31 million for the second quarter of 2004, as compared with $23 million for the prior year quarter, representing an increase of $8 million, or 35% as reported.
    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues to focus on improving manufacturing yields and process engineering. During the second quarter, Kodak announced the introduction of new high-performance materials for the manufacture of both passive and active matrix OLED displays. In addition, the Company is introducing reflective flexible display technology that has the potential for use in a number of retail and consumer applications.

    EFO:

    The loss from operations for All Other was $33 million in the current quarter as compared with the loss from operations of $22 million in the second quarter of 2003. The increase in loss from operations was primarily driven by increased investments in new inkjet programs.

    Balance Sheet:

    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S.
GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions, debt assumed in acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends. Investable cash is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    Operating cash flow during the second quarter of 2004 was negative $69 million, $8 million lower than the negative $61 million generated in the year ago quarter. Excluding the impact of acquisitions of $30 million and $34 million for the second quarter 2004 and 2003, respectively, the second quarter 2004 investable cash flow of negative $39 million was $12 million lower than the second quarter of 2003.
    Net cash provided by (used in) continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the second quarter of 2004 was $ 60 million, $(127) million and $ 74 million, respectively. The table below reconciles the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of operating and investable cash flow for the second quarter of 2004:

-0-
*T
($ millions)                                               2004  2003
----------------------------------------------------------------------
Net cash provided by continuing operations relating to $60 $117 operating activities:

Additions to properties                                     (91) (123)
Net proceeds from sales of businesses/assets                  1
Investments in unconsolidated affiliates                     (9)  (21)
Acquisitions, net of cash acquired                          (30)  (34)
----------------------------------------------------------------------
Operating Cash Flow (continuing operations)                 (69)  (61)

Acquisitions, net of cash acquired                           30    34
----------------------------------------------------------------------
Investable Cash Flow (continuing operations)               $(39) $(27)
----------------------------------------------------------------------
*T

    The range for investable cash flow for full year 2004, excluding the proceeds from the Remote Sensing Systems divestiture, will be $585 million to $715 million.

    Dividend:

    The Company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the Company's 10th business day each July and December to shareholders of record on the first business day of the preceding month. On May 12, 2004, the Board of Directors declared a dividend of $0.25 payable to shareholders of record as of June 1, 2004. This dividend was paid July 15, 2004.

    Capital Spending:

    Capital additions were $91 million in the second quarter of 2004, which is $32 million lower than the year ago quarter and flat quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total receivables net of reserves of $2.605 billion included net of reserves trade ($2.254 billion) and miscellaneous ($351 million) receivables at the end of the second quarter, 2004, an increase of $212 million from second quarter of 2003 and an increase of $346 million quarter sequentially. The year over year increase is driven by acquisitions, foreign exchange, and higher sales.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net of reserves trade receivable balance by $442 million to $1.812 billion at the end of the second quarter of 2004, and would reduce the net of reserves trade receivable balance by $429 million to $1.690 billion at the end of the second quarter of 2003.
    Kodak defines day's sales outstanding (DSO) as the four quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days. Due to the fact that reported sales are net of rebates and a majority of the customer rebates are cleared through customer deductions, the Company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the Company's DSO calculation is more reflective of the true number of days the net trade receivables are outstanding.
    Based on the Company's DSO definition, DSO from continuing operations for the second quarter was 43 days, representing a 2-day decrease from second quarter, 2003 and flat quarter sequentially. If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have decreased 1-day year over year and remained unchanged quarter sequentially, due to higher accrual balances in the second quarter 2004 versus 2003.

    Inventory:

    Kodak's inventories of $1.256 billion (after LIFO) increased $66 million year over year and increased $49 million quarter sequentially. The year over year increase is primarily due to the impact of exchange and acquisitions, which were partially offset by operational reductions in inventory levels. The increase is due to the acquisition of NexPress.
    Kodak defines days supply in inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently. Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve.
    DSI from continuing operations of 64 improved by 7 days from the second quarter 2003 and by 1 day quarter sequentially. Inventory turns from continuing operations improved by 0.6 turns to 5.7 turns since the second quarter 2003, and
0.1 turns quarter sequentially.
    Including the impact of the LIFO reserve using COGS as reported on a GAAP basis, DSI from continuing operations improved by 4 days from the second quarter of 2003 and was flat quarter sequentially. Inventory turns from continuing operations improved 0.7 to 7.8 turns relative to the second quarter of 2003 and
0.1 turns quarter sequentially.

    Debt:

    Debt increased by $74 million to $3.04 billion and cash increased by $9 million to $519 million quarter sequentially. On a debt less cash basis, net debt was $2.521 billion, an increase of $369 million from the second quarter 2003 and an increase of $65 million from first quarter 2004 levels of $2.456 billion. Kodak expects to reduce gross debt by as much as $800 million during 2004.
    Equity was $3.271 billion and debt to total capital ratio was 48.2 %, increasing 0.2-percentage points quarter sequentially and decreasing 3.0 percentage points year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the second quarter was a positive $0.05 per share and foreign exchange activities recorded in "Other Charges" had a positive $0.02 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.07 per share.

    Silver:

    During the second quarter, the impact of high silver prices was largely offset by the effect of favorable foreign exchange. If the cost of silver were to hold at the June average rate of $6.88 per ounce and foreign exchange were to hold at June 30 rates for the remainder of the year, the net impact would be favorable to earnings. However, it remains difficult to forecast the net impact of foreign exchange and silver pricing.

    Earnings Outlook:

    The Company expects second half operational earnings of $1.25 to $1.55 per share, with full year operational earnings of $2.39 to $2.69 per share, compared with previous guidance of $2.15 to $2.45 per share. GAAP earnings of $2.35 to $2.65 per share are expected for full year 2004, with second half GAAP earnings of $1.71 to $2.01 per share.

    Upcoming Meetings:

    Kodak's annual strategy meeting with investors will be held on Wednesday, September 22, in New York City. Additional details will follow shortly.

    Safe Harbor Statement:

    Certain statements in these presentations may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, cash generation, tax rate, and debt are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in these presentations are subject to a number of factors and uncertainties, including:

        -- The successful implementation of our recently announced digitally-oriented growth strategy;

        -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED), and digital products);

        -- Implementation of intellectual property licensing strategies;

        --  Development and implementation of e-commerce strategies;

        -- Completion of information systems upgrades, including SAP, our enterprise system software;

        --  Completion of various portfolio actions;

        --  Reduction of inventories;

        --  Integration of newly acquired businesses;

        --  Improvement in manufacturing productivity and techniques;

        --  Improvement in receivables performance;

        --  Reduction in capital expenditures;

        --  Improvement in supply chain efficiency;

        -- Implementation of future focused cost reductions, including personnel reductions;

        --  Development of our business in emerging markets like
            China, India, Brazil, Mexico and Russia;

        -- Inherent unpredictability of currency fluctuations and raw material costs;

        --  Competitive actions, including pricing;

        -- The nature and pace of technology evolution, including the analog-to-digital transition;

        --  Continuing customer consolidation and buying power;

        -- General economic, business, geopolitical, regulatory and public health conditions; and

        -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in these presentations should be evaluated in light of these important factors and uncertainties.

-0-
*T

Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)

                          Three Months Ended      Six Months Ended
                               June 30                 June 30
                       ------------------------ ---------------------
                         2004          2003       2004         2003

Net sales              $ 3,469        $3,259     $6,388       $5,899
Cost of goods sold       2,354         2,163      4,461        4,002
                       --------      --------   --------     --------

Gross profit             1,115         1,096      1,927        1,897

Selling, general and
 administrative expenses   613           707      1,165        1,265
Research and development
  costs                    212           178        409          371
Restructuring costs and
 other                     135            44        185           76
                       --------       --------  ---------    --------

Earnings from continuing
 operations before
 interest, other income
 (charges), net, and
 income taxes              155           167        168          185

Interest expense            43            34         87           71
Other income (charges), net  7            (9)         6          (30)
                       --------       --------  --------     --------

Earnings from continuing
 operations before
 income taxes              119           124         87           84
(Benefit) provision for
  income taxes            (24)            18        (72)         (10)
                       --------       --------  --------     --------

Earnings from continuing
 operations               143            106        159           94

Earnings from discontinued
 operations, net of
 income taxes              11              6         23           30
                       --------        -------  --------     --------
NET EARNINGS            $ 154          $ 112      $ 182        $ 124
                       ========        =======  ========     ========

Basic and diluted net earnings (loss) per share:
Continuing operations   $ .50          $ .37      $ .56        $ .33
Discontinued operations   .04            .02        .08          .10
                       --------        -------  --------     --------
Total                   $ .54          $ .39      $ .64        $ .43
                       ========        =======  ========     ========

Number of common shares
 used in basic earnings
 per share              286.6          286.5      286.6        286.4

Incremental shares from
 assumed conversion of
 options                  0.0            0.1        0.1          0.2
                       -------         -------  --------     --------

Number of common shares
 used in diluted
 earnings per share     286.6          286.6      286.7        286.6
                       =======         =======  ========     ========

SUPPLEMENTAL INFORMATION - UNAUDITED
(in millions)

                          Three Months Ended       Six Months Ended
                                June 30                 June 30
                       ------------------------ ----------------------
                          2004          2003       2004         2003

Provision for
 depreciation            $ 212         $ 192      $ 426        $ 392
After-tax exchange losses
 and effect of translation
 of net monetary items       1            (5)        (1)          (5)
Capital expenditures        91           123        182          234

----------------------------------------------------------------------

Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended       Six Months Ended
                               June 30                   June 30
                       ------------------------ ----------------------
                         2004   2003    Change   2004   2003   Change

Digital & Film Imaging Systems
 Inside the U.S.        $ 971  $ 972      0%    $1,691 $1,659   + 2%
 Outside the U.S.       1,425  1,369    + 4      2,636  2,480   + 6
                       ------ -------- -----   -------- ------- -----

Total Digital & Film
 Imaging Systems        2,396  2,341    + 2      4,327  4,139   + 5
                       ------ -------- -----   -------- ------- -----

Health Imaging
 Inside the U.S.          277    266    + 4        535    504   + 6
 Outside the U.S.         395    341   + 16        768    652   +18
                       ------ -------- -----   ------- -------- -----

Total Health Imaging      672    607   + 11      1,303  1,156   +13
                       ------ -------- -----   ------- ------- -----

Commercial Imaging
 Inside the U.S.           79     92   - 14        158    169   - 7
 Outside the U.S.         114    107    + 7        231    216   + 7
                       ------ -------- -----   ------- -------- ----

Total Commercial Imaging  193    199    - 3        389    385   + 1
                       ------ -------- -----   ------- -------- ----

Graphic Communications
 Inside the U.S.           83     37   +124        138     74   +86
 Outside the U.S.          94     52   + 81        172    103   +67
                       ------- ------- -----   ------- ------- ----

Total Graphic
 Communications           177     89   + 99        310    177   +75
                       ------- ------- -----   -------- ------- ----

All Other
 Inside the U.S.           19     10   + 90         32     21   +52
 Outside the U.S.          12     13    - 8         27     21   +29
                       ------- ------- -----   -------- ------- ----

 Total All Other           31     23    +35         59     42   +40
                       ------- ------- -----   ------- ------- -----

 Consolidated total    $3,469 $3,259    + 6%    $6,388 $5,899  + 8%
                       ======= ======= =====   ======= ======= =====

Earnings (Loss) from Continuing Operations Before Interest, Other
Income (Charges), Net, and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended      Six Months Ended
                                June 30                June 30
                       ------------------------ ---------------------
                        2004     2003    Change  2004    2003   Change


Digital & Film Imaging
 Systems               $  230   $ 119     +93%  $  246  $  73    +237%
 Percent of Sales         9.6%    5.1%             5.7%   1.8%

Health Imaging         $  128    $ 131    - 2%  $  221  $ 240     - 8%
    Percent of Sales     19.0%    21.6%           17.0%  20.8%

Commercial Imaging     $   32    $  31    + 3%  $   63  $  51    + 24%
    Percent of Sales     16.6%    15.6%           16.2%  13.2%

Graphic Communications $   (33)  $  (1)         $  (58) $   8    -825%
    Percent of Sales     (18.6%)   (1.1%)       (18.7%)   4.5%

All Other              $   (33)  $  (22)  - 50%  $ (61) $ (38)   - 61%
    Percent of Sales    (106.5%)  (95.7%)      (103.4%)  (90.5%)
                       --------  -------- ---- -------- -------- -----
Total of segments      $   324   $  258   + 26%  $411    $ 334    +23%
                           9.3%     7.9%          6.4%     5.7%

Restructuring costs
 and other                (169)     (54)         (243)    (100)
Impairment of Burrell
 Companies' net assets       -       (9)            -       (9)
GE settlement                -        -             -      (12)
Patent infringement
 claim settlement            -      (14)            -      (14)
Prior year acquisition
 settlement                  -      (14)            -      (14)
                         -------- -------- ---- -------  -------- ----
    Consolidated total $   155    $  167   - 7%  $168    $  185  -  9%
                          =====     =====  ====  ====     =====   ====

Earnings (Loss) From Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                         Three Months Ended       Six Months Ended
                              June 30                 June 30
                        --------------------    --------------------
                         2004   2003  Change    2004   2003   Change

Digital & Film Imaging
 Systems                $ 199   $ 90   +121%   $ 214   $ 52   +312%
 Percent of Sales         8.3%   3.8%            4.9%   1.3%

Health Imaging          $ 110  $ 101    + 9%   $ 188   $ 181   + 4%
 Percent of Sales        16.4%  16.6%           14.4%   15.7%

Commercial Imaging       $ 26   $ 21   + 24%    $ 51    $ 35  + 46%
 Percent of Sales        13.5%  10.6%           13.1%    9.1%

Graphic Communications  $ (23)  $ (4)  -475%    $(45)   $ (9) -400%
 Percent of Sales      (13.0%)  (4.5%)         (14.5%)  (5.1%)

All Other              $ (32)  $ (21)  - 52%   $ (57)  $ (35) - 63%
 Percent of Sales     (103.2%) (91.3%)         (96.6%) (83.3%)
                       ------  ------  ------  ------  ------  ------
Total of segments      $ 280   $ 187   + 50%   $ 351   $ 224  + 57%
                         8.1%    5.7%            5.5%    3.8%

Restructuring costs
 and other              (169)    (54)           (243)   (100)
Impairment of Burrell
 Companies' net assets     -      (9)              -      (9)
GE settlement              -       -               -     (12)
Patent infringement
 claim settlement          -     (14)              -     (14)
Prior year acquisition
 settlement                -     (14)              -     (14)
Interest expense         (43)    (34)            (87)    (71)
Other corporate items      2       3               4       6
Tax benefit - donation
 of patents                -       -               -       8
Income tax effects on
 above items and taxes
 not allocated to above   73      41             134      76
                       ------  ------  ------  ------  ------  ------
  Consolidated total   $ 143   $ 106   + 35%    $159    $ 94  + 69%
                       ======  ======  ======  ======  ======  ======

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)
                                                 June 30,    Dec. 31,
                                                   2004        2003
                                               ----------   ----------
                                               (Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                        $    519     $ 1,250
Receivables, net                                    2,605       2,328
Inventories, net                                    1,256       1,073
Deferred income taxes                                 662         602
Other current assets                                  129         130
Assets of discontinued operations                     104          72
                                                    ---------- -------
 Total current assets                                5,275      5,455
                                                     --------- -------
Property, plant and equipment, net                   4,795      5,051
Goodwill                                             1,432      1,364
Other long-term assets                                3,152     2,883
Assets of discontinued operations                        66        65
                                                     --------- -------

 TOTAL ASSETS                                       $14,720   $14,818
                                                    ========== =======


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
  liabilities                                       $ 3,626   $ 3,614
Short-term borrowings                                 1,043       946
Accrued income taxes                                    657       654
Liabilities of discontinued operations                   37        36
                                                     --------- -------
 Total current liabilities                            5,363     5,250

OTHER LIABILITIES
Long-term debt, net of current portion                1,997     2,302
Postretirement liabilities                            3,339     3,344
Other long-term liabilities                             746       650
Liabilities of discontinued operations                    4         8
                                                     --------- -------
 Total liabilities                                    11,449   11,554

SHAREHOLDERS' EQUITY
Common stock at par                                      978      978
Additional paid in capital                               850      850
Retained earnings                                      7,636    7,527
Accumulated other comprehensive loss                    (336)    (231)
Unearned restricted stock                                 (6)      (8)
                                                     --------- -------
                                                                   9,122   9,116
Less: Treasury stock at cost                            5,851   5,852
                                                     --------- -------

 Total shareholders' equity                             3,271   3,264
                                                     --------- -------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $14,720 $14,818
                                                     ========  =======

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
                                                                Six Months Ended
                                                                         June 30
                                                     -----------------
                                                        2004     2003
Cash flows relating to operating activities:
Net earnings                                           $ 182    $ 124
Adjustments to reconcile to net cash (used in)
provided by operating activities:
  Earnings from discontinued operations                  (23)     (30)
  Equity in losses from unconsolidated affiliates          4       30
  Depreciation                                           426      392
  Purchased research and development                       9       21
  Gain on sales of businesses/assets                      (1)      -
  Restructuring costs, asset impairments and
   other non-cash charges                                 22      37
  (Benefit) provision for deferred taxes                (124)     16
  Increase in receivables                               (204)   (164)
  Increase in inventories                                (77)     (67)
  Decrease in liabilities excluding borrowings          (250)    (235)
  Other items, net                                        69       99
                                                     --------- -------
    Total adjustments                                   (149)      99
                                                     --------- -------
    Net cash provided by continuing operations            33      223
                                                     --------- -------
    Net cash provided by discontinued operations           4       31
                                                     --------- -------
    Net cash provided by operating activities             37      254
                                                     --------- -------
Cash flows relating to investing activities:
  Additions to properties                               (182)    (232)
  Net proceeds from sales of businesses/assets             1        -
  Acquisitions, net of cash acquired                    (335)    (118)
  Investments in unconsolidated affiliates               (31)     (41)
  Marketable securities - purchases                      (64)     (44)
  Marketable securities - sales                           58       43
                                                     --------- -------
    Net cash used in continuing operations              (553)    (392)
                                                     --------- -------
    Net cash used in discontinued operations              (2)      (4)
                                                     --------- -------

    Net cash used in investing activities               (555)    (396)
                                                     --------- -------
Cash flows relating to financing activities:
  Net (decrease) increase in borrowings
   with original maturity of 90 days or less             (40)     129
  Proceeds from other borrowings                          89      724
  Repayment of other borrowings                         (257)    (466)
  Exercise of employee stock options                       -       12
                                                     --------- -------
  Net cash (used in) provided by financing activities   (208)     399
                                                     --------- -------
Effect of exchange rate changes on cash                   (5)      12
                                                     --------- -------

Net (decrease) increase in cash and cash equivalents     (731)    269
Cash and cash equivalents, beginning of year            1,250     569
                                                     --------- -------
Cash and cash equivalents, end of quarter               $ 519   $ 838
                                                     ========= =======

Revised Financial Results For New Segment Reporting and RSS as a
Discontinued Operation

                             For the three months ended March 31, 2003
                                          (in millions)

                                               OLD STRUCTURE

                                    Commercial       All          Sub-
                                     Imaging        Other        Total

Net sales                              $ 372        $  21        $ 393
Cost of goods sold (COGS)                265           21          286
                                       -----        -----        -----
 Gross profit                            107            -          107

Selling, general and administrative
  expenses (SG&A)                         48            5           53
Research and development costs (R&D)      15           12           27
                                       -----        -----        -----
 Earnings before interest, other
  charges, net, and taxes (EFO)        $  44        $ (17)       $  27
                                       =====        =====        =====

                                      NEW STRUCTURE
                                                                             RSS
                  Commercial     Graphic      All      Disc.      Sub-
                   Imaging   Communications  Other     Ops.      Total

Net sales            $ 186       $  88      $  19     $ 100      $ 393
COGS                   126          66         17        77        286
                     -----       -----      -----     -----      -----
 Gross profit           60          22          2        23        107

SG&A                    32           8          5         8         53
R&D                      8           5         13         1         27
                     -----       -----      -----     -----      -----
 EFO                 $  20       $   9      $ (16)    $  14      $  27
                     =====       =====      =====     =====





                              For the three months ended June 30, 2003
(in millions)

                                               OLD STRUCTURE

                                    Commercial       All          Sub-
                                     Imaging        Other        Total

Net sales                              $ 382        $  22        $ 404
Cost of goods sold (COGS)                277           21          298
                                       -----        -----        -----
 Gross profit                            105            1          106

Selling, general and administrative
  expenses (SG&A)                         50           10           60
Research and development costs (R&D)      15           13           28
                                       -----        -----        -----
 Earnings before interest, other
  charges, net, and taxes (EFO)        $  40        $ (22)       $  18
                                       =====        =====        =====


                                     NEW STRUCTURE
                                                                             RSS
                  Commercial     Graphic      All      Disc.      Sub-
                   Imaging   Communications  Other     Ops.      Total

Net sales            $ 199       $  89      $  23     $  93      $ 404
COGS                   127          76         22        73        298
                     -----       -----      -----     -----      -----
 Gross profit           72          13          1        20        106

SG&A                    34           7         10         9         60
R&D                      7           7         13         1         28
                     -----       -----      -----     -----      -----
 EFO                 $  31       $  (1)     $ (22)    $  10      $  18
                     =====

                       For the three months ended Sept. 30, 2003
(in millions)

                                               OLD STRUCTURE

                                    Commercial       All          Sub-
                                     Imaging        Other        Total

Net sales                              $ 373        $  28        $ 401
Cost of goods sold (COGS)                280           17          297
                                       -----        -----        -----
 Gross profit                             93           11          104

Selling, general and administrative
  expenses (SG&A)                         49            8           57
Research and development costs (R&D)      11           22           33
                                       -----        -----        -----
 Earnings before interest, other
  charges, net, and taxes (EFO)        $  33        $ (19)       $  14
                                       =====        =====        =====


                                      NEW STRUCTURE
                                                                             RSS
                  Commercial     Graphic      All      Disc.      Sub-
                   Imaging   Communications  Other     Ops.      Total

Net sales            $ 190       $  82      $  28     $ 101      $ 401
COGS                   130          72         16        79        297
                     -----       -----      -----     -----      -----
 Gross profit           60          10         12        22        104

SG&A                    32           8          8         9         57
R&D                      4           5         22         2         33
                     -----       -----      -----     -----      -----
 EFO                 $  24       $  (3)     $ (18)    $  11      $  14
                     =====       =====      =====     =====      =====



                        For the three months ended Dec. 31, 2003
(in millions)

                                             OLD STRUCTURE

                                    Commercial       All          Sub-
                                     Imaging        Other        Total

Net sales                              $ 432        $  24        $ 456
Cost of goods sold (COGS)                313           14          327
                                       -----        -----        -----
 Gross profit                            119           10          129

Selling, general and administrative
  expenses (SG&A)                         60            7           67
Research and development costs (R&D)      10           23           33
                                       -----        -----        -----
 Earnings before interest, other
  charges, net, and taxes (EFO)        $  49        $ (20)       $  29
                                       =====        =====        =====


                                      NEW STRUCTURE
                                                                             RSS
                  Commercial     Graphic      All      Disc.      Sub-
                   Imaging   Communications  Other     Ops.      Total

Net sales            $ 216       $  87      $  23     $ 130      $ 456
COGS                   139          85         14        89        327
                     -----       -----      -----     -----      -----
 Gross profit           77           2          9        41        129

SG&A                    36          14          7        10         67
R&D                      4           6         21         2         33
                     -----       -----      -----     -----      -----
 EFO                 $  37       $ (18)     $ (19)    $  29      $  29
                     =====       =====      =====     =====      =====



                                 For the year ended Dec. 31, 2003

 (in millions)
                                               OLD STRUCTURE

                                    Commercial       All          Sub-
                                     Imaging        Other        Total

Net sales                            $ 1,559        $  95      $ 1,654
Cost of goods sold (COGS)              1,135           73        1,208
                                       -----        -----        -----
 Gross profit                            424           22          446

Selling, general and administrative
  expenses (SG&A)                        207           30          237
Research and development costs (R&D)      51           70          121
                                       -----        -----        -----
 Earnings before interest, other
  charges, net, and taxes (EFO)       $  166       $  (78)      $   88
                                       =====        =====        =====


                                                NEW STRUCTURE
                                                                             RSS
                  Commercial     Graphic      All      Disc.      Sub-
                   Imaging   Communications  Other     Ops.      Total

Net sales            $ 791       $ 346      $  93     $ 424    $ 1,654
COGS                   522         299         69       318      1,208
                     -----       -----      -----     -----      -----
 Gross profit          269          47         24       106        446

SG&A                   134          37         30        36        237
R&D                     23          23         69         6        121
                     -----       -----      -----     -----      -----
 EFO                 $ 112       $ (13)     $ (75)    $  64     $   88
                     =====       =====      =====     =====      =====

*T

CONTACT:     Eastman Kodak
             Media Contacts:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             or
             Anthony Sanzio, 585-781-5481
             anthony.sanzio@kodak.com
             or
             Investor Relations Contacts:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Carol Wilke, 585-724-6791
             carol.wilke@kodak.com
             or
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com